Table of Contents

Exhibit 1.1

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

BYLAWS OF CPFL ENERGIA S. A .

CHAPTER I

NAME, OBJECT, REGISTERED OFFICE AND DURATION

Article 1 — CPFL ENERGIA S.A. shall be governed by these Bylaws and the applicable legislation.

Article 2 — The Company has as its Corporate Object to:

(a) foster enterprises in the electricity generation, distribution, transmission and sale industry and related activities;

(b) provide services in electricity, telecommunications and data transmission transactions, as well as provide technical, operating, administrative and financial support services, especially to affiliated or subsidiary companies;

(c) hold interest in the capital of other companies engaged in activities similar to the ones performed by the Company, especially companies having as object fostering, building, setting up and commercially operating projects for the electricity generation, distribution, transmission and sale and related services.

Article 3 — The Company, with its registered office and jurisdiction in the city of São Paulo, State of São Paulo, may open and close down branches, agencies, offices or representations in any places of the national territory or abroad, by resolution of the Board of Directors.

Article 4 — The duration term of the Company is undetermined.

CHAPTER II

CAPITAL STOCK, SHARES AND SHAREHOLDERS

Article 5 — The subscribed and paid out capital stock is four billion, seven hundred and forty-one million, one hundred and seventy-five thousand, two hundred and forty-one reais and eighty-two cents (R$ 4,741,175,241.82) divided into four hundred and seventy-nine million, nine hundred and ten thousand, nine hundred and thirty-eight (479,910,938) common, book-entry shares with no par value.

Paragraph 1 — The capital stock may be increased, pursuant to Article 168 of Law No. 6,404/76, by issuing up to five billion (5,000,000,000) common shares.

Paragraph 2 – Up to the limit of the authorized capital, shares, debentures convertible into shares or subscription bonuses may be issued upon resolution of the Board of Directors, irrespective of amendment to the Bylaws. The term for the exercise of preemptive rights in the context of capital increases by means of private subscriptions shall not be shorter than thirty (30) days. The Company may issue shares, debentures convertible into shares or subscription bonuses to be sold in stock exchanges or by means of public subscriptions or in exchange for shares in the context of tender offers aimed at acquiring control with or without the exercise of preemptive rights or with a reduced term for the exercise of preemptive rights, subject to the approval of the Board of Directors, pursuant to the provisions of Article 172 of Law 6,404/76. In the context of issuances of shares, debentures convertible into shares or subscription bonuses for public or private subscription, the Board of Executive Officers, by notice published in the press, shall inform the shareholders of the resolution of the Board of Directors to increase the capital stock, informing all the characteristics and conditions of the issue as well as the term for the exercise of the preemptive right, if any.

Página 1 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

Paragraph 3 — The Board of Directors shall set the price and the number of shares to be subscribed, as well as the time limit and conditions to subscribe and pay up, except for the payment in property, which shall depend on the approval by the Shareholders Meeting, in accordance with the Law.

Paragraph 4 – The shares shall be paid in at sight.

Paragraph 5 — The shareholder who fails to pay in the subscribed shares, in the form of subscription bulletin or of call, shall be declared, for all legal purposes, in default and shall pay the Company interest at one percent (1%) per month or fraction thereof, from the first (1st) day as of the failure to perform the obligation, adjusted for inflation as allowed by law added by a fine equivalent to ten per cent (10%) of the amount in arrears and not paid up.

Paragraph 6 – By resolution of the Board of Directors, the Company may acquire shares issued by it for purposes of cancellation or to be kept as treasury shares, determine that they will be sold or placed again on the market, with due regard to the rules issued by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) and other applicable legal provisions.

Paragraph 7 – The shares are indivisible as to the Company and each share shall entitle to one (01) vote in the Shareholders Meetings.

Paragraph 8 — The Company, by resolution of the Board of Directors, shall retain book-entry share services with a financial institution authorized by the CVM to provide such services, and the shareholders may be charged for the cost of the service of transferring the ownership of book entry shares pursuant to the provisions of the 3rd Paragraph of Article 35 of Law 6,404/76, according to the terms to be defined in the Custody Agreement.

Article 6 — Within the limit of the authorized capital, the Company may grant share purchase options to its managers and employees, or individuals providing services to the Company or to companies controlled by the Company, without the right of first refusal to the shareholders, based on plans approved by the Shareholders Meeting.

Article 7 — The Company may issue debentures, convertible into shares or not, which shall entitle their holders to credit rights against it, in the conditions that, by recommendation of the Board of Directors, are approved by the Shareholders Meeting. The rule of Paragraph 2, Article 5, in fine, shall apply to the issue of debentures convertible into shares.

Sole Paragraph – Pursuant to provision in Paragraph 1, Article 59, of Law No. 6,404/76, the Board of Directors may deliberate on the issue of simple debentures, not convertible into shares and without security interest.

Página 2 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

Article 8 — It is prohibited to the Company to issue preferred shares or beneficiary parts.

CHAPTER III

THE BODIES OF THE COMPANY

Article 9 — The bodies of the Company are:

I — the Shareholders Meeting;

II – the Board of Directors;

III — the Board of Executive Officers;

IV – the Fiscal Council.

SECTION I

The Shareholders Meeting

Article 10 — The Shareholders Meeting shall meet ordinarily by April 30 of each year, pursuant to the law, in order to:

a) take the management accounts referring to the last fiscal year;

b) examine, discuss and vote the financial statements, accompanied by the opinion of the Fiscal Council;

c) approve the allotment of the net profit of the fiscal year and distribution of dividends;

d) elect the effective and alternative members of the Fiscal Council;

e) elect the effective and alternative members of the Board of Directors; and

f) set the global fees of the members of the Board of Directors and of the Board of Executive Officers, as well as the fees of the Fiscal Council.

Article 11 — The Shareholders Meeting shall meet extraordinarily whenever called by the Board of Directors, by the Fiscal Council, or by shareholders, in accordance with the Law.

Sole Paragraph - In addition to the matters under its responsibilities provided in the law and in these Bylaws, the Extraordinary Shareholders Meeting shall approve:

Página 3 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

a) The cancellation of the registration as a Publicly-Held Company with the CVM;

b) Tthe withdrawal from the New Market (“New Market”) of the São Paulo Stock Exchange (Bolsa de Valores de São Paulo - Bovespa);

c) The election of a specialized company responsible for determining the economic value of the Company for the purposes of the public offering provided in Chapters VII and VIII of these Bylaws, from a list with three companies named by the Board of Directors;

d) Plans for the granting of share purchase options to members of management and employees of the Company and companies directly or indirectly controlled by the Company without the exercise of preemptive rights by the shareholders.

Article 12 - The Shareholders Meeting shall be chaired by the Chairman of the Board of Directors, or in his absence, by the Deputy, or in the absence of the Deputy Chairman, by any other member of the Board of Directors. The Chairman shall elect the Secretary.

Sole Paragraph – The chairman of the meeting shall observe and make sure the provisions of the shareholders agreement are fulfilled and shall not register a vote that violates its provisions.

Article 13 — The shareholders may be represented in the Shareholders Meetings by a proxy, constituted pursuant to Paragraph 1, art. 126, of Law No. 6,404/76, provided that the proxy document has been deposited at the registered office no later than twenty-four (24) from the time scheduled to hold the Shareholders Meeting.

     SECTION II
The Board of Directors

Article 14 — The Board of Directors shall be composed of at least seven (7) and not more than nine (9) members, elected at the Shareholders Meeting, all of whom must be shareholders and of whom a minimum of 20% (twenty percent) shall be Independent Board Members.

Paragraph 1 — If, in observing the percentage set forth in this article, the number of Directors results in a fraction, the number will be rounded to the nearest whole number: (i) immediately greater, if the fraction is equal to or higher than 0.5 (five decimals); or (ii) immediately less, if the fraction is less than 0.5 (five decimals);,
\

Paragraph 2 —For the purposes of this Article, “Independent Member” means a member of the Board of Directors who: (i) has no ties to the Company, except for owning an equity share of its capital stock; (ii) is not a Controlling Shareholder, the spouse of a Controlling Shareholder or a relative to the second degree of a Controlling Shareholder, is not or has not been linked in the last 3 (three) years to a company or entity with ties to the Controlling Shareholder (this restriction does not apply to people linked to governmental institutions of education and research); (iii) has not been a Senior Manager of the Company or employed by or worked for the Company, the Controlling Shareholder or any other company controlled by the Company; (iv) is not a direct or indirect supplier or purchaser of the Company’s services or products or both, to a degree that results in loss of independence; (v) is not an employee or manager of a company or entity that supplies services or products or both to, or buys these from, the Company; (vi) is not a spouse or a relative to the second degree of any Senior Manager of the Company; (vii) does not receive any compensation from the Company except for that related to its activities as member of the Board of Directors (this restriction does not apply to cash from equity interests in the capital stock).

Página 4 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

Paragraph 3 - The Board of Directors shall have a Chairman and a Deputy Chairman, elected by its members in the first meeting that takes place after the election of the members of the Board of Directors.

Paragraph 4 - The Shareholders Meeting may elect alternative members for the Board of Directors who will substitute for the respective effective member(s) of the Board of Directors in his (their) absences or occasional impediments, in accordance with Article 17 Paragraph 1 of these Bylaws.

Article 15 – The members of the Board of Directors shall have a unified term of office of one (1) year, reelection admitted.

Sole Paragraph – Upon termination of the term of office, the members do Board of Directors shall remain in their positions until their successors take office.

Article 16 — The members of the Board of Directors shall take office upon signing the proper certification, drawn up in the book of minutes of the Board of Directors, as well as the statement of consent referred to in the Bovespa New Market Agreement executed by the Company at the time it became a member of the New Market, by means of which they commit to comply with the rules set forth.

Sole Paragraph - The members of the Board of Directors who represent the controlling shareholders shall also sign a term of commitment to the provisions of the Shareholders Agreement, by means of which they state that they are fully aware of its contents.”

Article 17 – In the event of any vacancy in the Board of Directors, it shall be taken pursuant to the Law, with due regard to provisions of the Shareholders Agreements filed at the registered office.

Paragraph 1 – In his absence or temporary impediments, the functions of the Chairman of the Board of Directors shall be substituted by the Deputy Chairman or, in the absence of the Deputy, by another Member of the Board of Directors that the Chairman may indicate and, if there is no such indication, as elected by a majority of members of the Board of Directors.

Paragraph 2 – In the event the position of Chairman of the Board of Directors is vacant, the Deputy Chairman shall take the position until the Board of Directors appoints the new Chairman , who shall perform his duties for the remaining term.

Article 18 — The duties of the Board of Directors are to:

Página 5 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

a) elect the Chief Executive Officer and the other Executive Officers, and it may remove them at any time, setting the monthly individual remuneration, with due regard to the global amount established by the Shareholders Meeting;

b) set the general business guidelines of the Company, previously approving its business policies, projects, annual budgets and five-year business plan, as well as their annual revisions;

c) supervise the management of the Executive Officers, examining at any time the minutes, books and documents of the Company, requesting through the Chairman, information about contracts executed, or about to be executed, and any other acts;

d) call the Shareholders Meeting, whenever it deems convenient, or in the cases the call is determined by law or by these Bylaws;

e) express its opinion on the Management’s Report, the accounts of the Board of Executive Officers and the financial statements, define the dividend policy and recommend to the Shareholders Meeting the allotment of the net profit of each fiscal year;

f) approve the retaining of depositary institutions for the rendering of book entry shares services;

g) deliberate on the capital increase and the issue price of the Company’s shares and subscription bonuses, in accordance with the provisions in these Bylaws;

h) deliberate on the conditions and opportunity to issue the debentures contemplated in items VI to VIII, Article 59, of Law No. 6,404/76, as provided in Paragraph 1 of the same Article;

i) deliberate on the conditions to issue promissory notes for public distribution according to the terms of the legislation in force;

j) deliberate on the election and/or removal of the independent auditors of the Company;

k) deliberate on the taking of loans or debt assumption resulting in the Company’s indebtedness beyond the limits provided in the annual budget or five-year plan;

l) select three entities qualified to determine the economic value of the Company for the purposes of the tender offers contemplated by Chapters VII and VIII of these Bylaws;

m) deliberate on the acquisition of any fixed assets in an amount equal to or higher than twenty million reais (R$ 20,000,000.00), and on the disposal or lien of any fixed assets in an amount equal to or higher than two million reais (R$ 2,000,000.00);

n) authorize the acquisition of shares issued by the Company for cancellation purposes or to be kept as treasury shares;

o) authorize the prior and express execution of agreements by the Company with shareholders or persons controlled by them or affiliated or associated companies, directly or indirectly, in an amount higher than five million reals (R$ 5.000.000,00);

Página 6 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

p) previously and expressly approve the execution of contracts of any nature in a global amount higher than twenty million reais (R$ 20.000.000,00), even if concerning expenses provided in the annual budged or in the five-year business plan ;

q) express its opinion on the matters that the Board of Executive Officers submits to its resolution or to be submitted to the Shareholders Meeting;

r) deliberate on the incorporation and winding up of subsidiary companies and on the acquisition or disposal of interest in other companies;

s) deliberate on any change in the Company’s human resources policy that may have a substantial impact on the costs;

t) call for examination, at any time, any matter in connection with the Company’s business, even if not comprised in the listing of this Article, and hand down a decision for mandatory performance by the Board of Executive Officers;

u) establish any type of guarantee not involving fixed assets by the Company and its Subsidiaries, in business concerning its interests and activities, in an amount equal to or higher than twenty million reais (R$ 20,000,000.00), and establish any type of guarantee involving fixed assets by the Company and its Subsidiaries, in business concerning its interests and activities, in an amount equal to or higher than two million reais (R$ 2,000,000.00);

v) declare dividends to the profit account as calculated in the semi-annual balances or balances prepared for shorter periods, to the account of accumulated profits or of profit reserves pursuant to the legislation in force, as well as declare interest on own capital;

w) deliberate on the establishment of Committees to advise it on the resolution of specific matters within the scope of its duties;

x) approve the internal regulation of the Board of Directors and Committees to be established;

y) approve and submit to the Shareholders Meeting a plan for the granting of share purchase options to members of management and employees of the Company and companies directly or indirectly controlled by the Company;

z) previously approve any amendment to a concession contract executed by the Company or any directly or indirectly controlled company, or associated companies;

aa) approve the Company’s annual calendar of events, in accordance with the Regulation of the Bovespa New Market;

ab) exercise the other powers conferred upon it by the law or by these Bylaws; and

ac) deliberate on any silent cases in these Bylaws and perform other duties that the law, or these Bylaws do not assign to another body of the Company.

Paragraph 1 – The meetings of the Board of Directors shall be held at least once a month, they may however be held more frequently if the Chairman of Board of Directors so requests, by his own initiative or at the request of any of its member, validly resolving with the presence of the majority of the board members (with the mandatory presence among them of the Chairman or Deputy Chairman) and by the vote of the majority of those in attendance. Board members may participate in meetings of the Board of Directors by conference call or video conference.

Página 7 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

Paragraph 2 — The meetings of the Board of Directors shall be called at least nine (9) days in advance by call sent by the Chairman of the Board of Directors, indicating the agenda and accompanied by the supporting documents that may be necessary.

Paragraph 3 – In the event of evident urgency, the meetings of the Board of Directors may be called with notice shorter than as provided in Paragraph 2 above.

Paragraph 4 – In the event of a tie, the Chairman of the Board of Directors and, in his absence, the Deputy Chairman shall have, in addition to the regular vote, the casting vote.

Paragraph 5 — The meetings of the Board of Directors may be held irrespective of call with the presence of all its members.

Paragraph 6 – In the event there is no quorum on first call, the Chairman shall call a new meeting of the Board of Directors, which may be instated on second call – to be made at least seven (7) days in advance —, with the presence of any number of members. The matter that is not included in the agenda of the original meeting of the Board of Directors may not be discussed on the second call, except with the presence of all the members of the Board of Directors and with their express agreement with the new agenda.

Paragraph 7 –Board members may vote, by means of delegation to any other Board members, in writing, and by facsimile, electronic data transmission, or any other means of communication, and those who vote through any of these means shall be computed as present at the Board Meeting

SECTION III

The Board of Executive Officers

Article 19 — The Board of Executive Officers shall be composed of seven members, one of them to act as Chief Executive Officer, one as Chief Strategy and Regulation Executive Officer, one as Chief Finance Executive Officer, who shall also perform the duties of Executive Officer for Relations with Investors, one as Chief Power Management Executive Officer, one as Chief Power Distribution Executive Officer, one as Chief Power Generation Executive Officer, and one as Chief Administrative Officer.

Sole Paragraph – The respective duties of the members of the Board of Executive Officers are:

Página 8 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

a) of the Chief Executive Officer, to conduct all the businesses and the general management of the Company and its controlled Companies, and to perform the other duties that are assigned to him by these Bylaws, by the Board of Directors and further, as its exclusive duty, to:

(i) call and chair the meetings of the Board of Executive Officers;

(ii) grant leave to the members of the Board of Executive Officers and appoint their substitutes;

(iii) conduct the corporate administration and management, acting as supervisor and giving instructions to the other Executive Officers;

(iv) recommend to the Board of Directors the areas of each Executive Officer;

(v) make decisions of an urgent nature within the scope of duties of the Board of Executive Officers, ad referendum of the latter;

(vi) represent the Company in the shareholders meetings and/or quotaholders meetings of the Company and companies where the Company holds an interest, or appoint an Executive Officer or attorney-in-fact to do so;

(vii) receive service of process and represent the Company in court or outside it, or appoint an Executive Officer to do so;

b) of the Chief Strategy and Regulation Executive Officer, to conduct and lead the Company’s corporate strategy development, of the Company and its controlled companies, coordinating the corporate planning and regulating the management processes, including the follow up of the updates in the electric industry regulations; and to assess the potential as well as to plan the development of new businesses of electricity generation and distribution and related or complementary activities;

c) of the Chief Finance Executive Officer, to conduct and lead the administration and management of the financial activities of the Company and its controlled companies, including the investment analysis and definition of risk limits, recommending and undertaking loan and financing operations, treasury operations, financial and tax planning and control, and the management of activities pertaining to the Company’s Accounting and that of its controlled companies, also with the duty to act as representative of the Company and its controlled companies in the relations with investors and the capital market;

d) of the Chief Power Management Executive Officer, to conduct the Company and its controlled companies power sale operations, planning and carrying out the power purchase and sale operations, with due regard to the adequate risk management; planning and executing commercial services as well as to develop and offer aggregated value services to major customers;

e) of the Chief Power Distribution Executive Officer, to conduct the electric power distribution business, approve the drafting and accomplishment of technical and business policies and procedures to serve consumers, to be in charge of the planning, operation and maintenance of the electric system, the engineering and asset management of the Company and its controlled companies, with due regard to the adequate standards of business profitability and quality as defined by the Granting Authority; also with the duty to recommend and manage the investments in connection with the power distribution business of the Company and its controlled companies;

Página 9 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

f) of the Chief Power Generation Executive Officer, to conduct the electricity generation business, answering for the operations of the affiliated and subsidiary companies engaged in this area; to recommend, examine, evaluate, plan and implement new projects and investments in electricity generation that are in line with the strategic planning of the Company and its controlled companies; and

g) of the Chief Administrative Officer, to direct and lead the information technology, procurement supplies, infrastructure and administrative logistics activities of the company and its subsidiaries; to direct the organizational management processes and systems and propose and/or divulge the internal rules; he is also responsible for proposing, examining, assessing, planning and implementing new projects and investments pertinent to these activities, in line with the strategic planning of the company and its subsidiaries.

Article 20 – The term of office of the members of the Board of Executive Officers shall be of two (2) years, reelection admitted.

Sole Paragraph – Once the term of office expires, the members of the Board of Executive Officers shall remain in their offices until their successors take office.

Article 21 — The members of the Board of Executive Officers shall be vested in their respective offices by signing the proper term, drawn up in the book of the meetings of Board of Executive Officers, as well as the statement of consent referred to within the Bovespa’s New Market Agreement executed by the Company, by means of which they commit to comply with the rules set forth therein in respect of the adhesion of the Company to the New Market.

Sole paragraph: The members of the Board of Executive Officers will also sign a term of commitment to the provisions of the Shareholders’ Agreement, by means of which they state that they are fully aware of its contents.”

Article 22 — In the event of vacancy of any of the Executive Officer positions, the Chief Executive Officer shall appoint, among the other Executive Officers, the one to accumulate the duties of the vacant position until the substitute is elected by the Board of Directors. In the event of vacancy of the position of Chief Executive Officer, the Chairman of the Board of Directors — or, in case of his impediment, the Chief Finance Executive Officer, shall perform his duties until the substitute is elected.

Paragraph 1 – The Chief Executive Officer, during his temporary impediments shall be substituted by another Executive Officer to be appointed by the Board of Directors.

Paragraph 2 – In the event of absence or temporary impediment, the other Executive Officers shall be substituted by another Executive Officer of the Company, appointed by the Chief Executive Officer.

Article 23 — The duties of the Board of Executive Officers are to:

Página 10 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

I – Perform all acts necessary to the regular operation of the Company;

II – Submit to the Board of Directors the Company Policies and Strategies;

III – Submit to the Board of Directors any proposal for a capital increase or amendment to the Bylaws;

IV – Recommend to the Board of Directors (i) the acquisition of any fixed assets in an amount equal to or higher than twenty million reais (R$ 20,000,000.00) and the disposal or lien of any fixed assets in an amount equal to or higher than two million reais (R$ 2,000,000.00); (ii) the establishment of any type of guarantee not involving fixed assets in an amount equal to or higher than twenty million reais (20,000,000.00) and the establishment of any type of guarantee involving fixed assets in an amount equal to or higher than two million reais (R$ 2,000,000.00) by the company and its Subsidiaries, in business concerning its interests and activities, and (iii) the execution of agreements by the Company with shareholders or persons controlled by them or affiliated or associated companies, directly or indirectly, in an amount higher than five million reais (R$ 5,000,000.00);

V – Submit to the Board of Directors an annual calendar, informing the scheduled corporate events and containing at least the information set out in the Bovespa New Market Regulation;

VI- Submit to the Board of Directors the five-year plan, as well as its annual revisions and the annual budget.

Article 24 — The Board of Executive Officers shall meet upon call of the Chief Executive Officer, with the majority of its members.

Sole Paragraph – The decision of the Board of Executive Officers shall be made by the majority of the votes of the members in attendance and the Chief Executive Officer shall have the casting vote in case of a tie.

Article 25 – All the acts, agreements or documents that imply liability to the Company, or release third parties from liability or obligations to the Company, under the penalty of not being effective against it, shall be signed (i) by two (2) Executive Officers; (ii) by one sole Executive Officer, provided that previously authorized by the Board of Directors; (iii) by one Executive Officer jointly with an attorney-in-fact or (iv) by two attorneys-in-fact.

Paragraph 1 – The powers of attorney granted by the Company shall (i) be signed by two (2) Executive Officers, one of them being the Chief Executive Officer; (ii) expressly specify the powers granted; and (iii) state a validity term limited to a maximum of one (1) year, not allowed its substitution, with the exception of the ad judicia powers of attorney, which may be granted for an undetermined period of time.

Paragraph 2 – With due regard to provisions herein, the Company may be represented by one sole Executive Officer or attorney-in-fact (i) to perform merely administrative routine acts, including before public agencies in general, quasi-governmental agencies, state-owned companies, joint private and public stock companies, Boards of Trade, Labor Courts, the INSS, FGTS and its collecting banks, (ii) at the concessionaires or permissionaires of public utility services, in acts that do not imply the assumption of obligations or the release of third party obligations, (iii) to protect its rights in administrative proceedings or any other proceedings, and to perform tax, labor or social security obligations, (iv) to endorse negotiable instruments for purposes of collection or deposit in bank accounts held by the Company and (v) and to receive summons, service of process, notifications or writs, or further to represent the Company in Court.

Página 11 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

Paragraph 3 — It is prohibited to the Executive Officers and attorneys-in-fact to perform any acts alien to the corporate object, as well as to give guarantees and/or undertake obligations to the benefit or in favor of third parties without prior and express consent of the Board of Directors, the acts performed in violation of provision herein being without effect as to the Company.

Article 26 – It is the duty of any member of the Board of Executive Officers, in addition to the exercise of the powers and duties assigned by these Bylaws, to perform other functions that may be determined by the Board of Directors.

Article 27 — The Chief Executive Officer may remove any member of the Board of Executive Officers, and shall inform his decision and the reasons supporting it and the removal shall be formalized in the subsequent meeting of the Board of Directors. The duties of the removed Executive Officer, until the appointment of the substitute, shall be performed by the Executive Officer assigned by the Chief Executive Officer.

SECTION IV

The Fiscal Council

Article 28 — The Fiscal Council, with due regard to legal provisions, shall be composed of three (3) to five (5) effective members and an equal number of deputies, with a term of office effective until the Ordinary Shareholders Meeting subsequent to their election, reelection allowed.

Paragraph 1 — The members of the Fiscal Council shall be vested in their respective offices upon signing the proper term, drawn up in the book of the minutes of the meetings of the Fiscal Council, as well as the statement of consent referred to at the Bovespa’s New Market Agreement executed by the Company, by means of which they shall commit to comply with the rules set out therein upon the adhesion of the Company to the New Market.

Paragraph 2 – The fees of the Fiscal Council members shall be set by the Ordinary Shareholders Meeting.

Paragraph 3 – The duties of the Fiscal Council are the ones set in the law and it shall function permanently.

CHAPTER IV

THE FISCAL YEAR

Página 12 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

Article 29 — The fiscal year shall end on December 31 of each year when the corresponding financial statements shall be prepared, noting that quarterly financial statements shall also be prepared, except in the last quarter of each year. All the financial statements shall include the statement of the Company’s cash flow, which shall state, at least, the changes occurring in the cash balance and cash equivalents, broken down in operation, financing and investment flows. The financial statements of the fiscal year, after opinion of the Board of Directors and Fiscal Council, shall be submitted to the Ordinary Shareholders Meeting, together with a proposal for the allotment of the fiscal year result.

Paragraph 1 - The financial statements of the Company shall further be prepared in accordance with the international US GAAP or IAS GAAP standards, in reals or US dollars, and shall be disclosed in full, in the English language, together with the management report and explanatory notes.

Paragraph 2 - The Company and its management members, at least once a year, shall hold a public meeting with analysts and any interested parties, to disclose information in respect of its respective economic-financial situation, projects and perspectives.

Paragraph 3 – The net profit of the fiscal year shall be mandatory allotted as follows:

a) five per cent (5%) to form the legal reserve, until it reaches twenty per cent (20%) of the subscribed capital stock;

b) payment of mandatory dividend, with due regard to provision in Article 31 hereof;

c) the remaining profit, except as otherwise determined by the Shareholders Meeting, shall be allotted to form the working capital reinforcement reserve, the total of which shall not exceed the amount of the subscribed capital stock.

Article 30 — The Company shall distribute as dividend, in every fiscal year, a minimum of twenty-five per cent (25%) of the net profit of the fiscal year, adjusted according to the terms of Article 202 of Law No. 6,404/76.

Article 31 — By resolution of the Board of Directors, the mandatory dividend may be paid in advance, in the course of the fiscal year and until the Ordinary Shareholders Meeting that resolves the respective amount; the amount of the advanced dividend shall be offset against the mandatory dividend of the fiscal year. The Ordinary Shareholders Meeting shall approve the payment of the existing mandatory dividend balance, as well as on the reversal to that reserve of the amount paid in advance.

Article 32 — The Company shall prepare the semiannual balance on June 30 of each year and may, by resolution of the Board of Directors, prepare the balances for shorter periods.

Paragraph 1 — The Board of Directors may declare intermediary dividends, to the account of profits calculated in the semiannual balance and, with due regard to legal provisions, to the account of profits calculated in the balance for a shorter period than six months, or to the account of accumulated profits or profit reserves existing in the last balance sheet or semiannual balance.

Página 13 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

Paragraph 2 — The Board of Directors may declare interest over the own capital, pursuant to Paragraph 7, Article 9, of Law No. 9,249/95 and allot them to the payment of the minimum mandatory dividend.

Article 33 — The dividends, except as otherwise approved at the Shareholders Meeting, shall be paid no later than sixty (60) days from the date of the resolution on their distribution and, in any case, within the fiscal year.

Article 34 — In the fiscal years when the minimum mandatory dividend is paid, the Shareholders Meeting may allot to the Board of Directors and to the Board of Executive Officers a profit sharing, with due regard to the limits of Paragraph 1, Article 152, of Law No. 6,404/76, and the Board of Directors shall define the respective distribution.

Article 35 – The dividends that are declared shall neither accrue interest nor be adjusted for inflation and, if they are not claimed within three (3) years from the date the respective payment starts, they shall be time barred in favor of the Company.

CHAPTER V

WINDING UP

Article 36 — The Company shall be winded up in the events provided in the law, and the Board of Directors shall deliberate how the liquidation will take place and appoint the liquidator.

CHAPTER VI

CHANGE OF CONTROL

Article 37 – The disposal of the Company’s control, directly or indirectly, whether it is done in a single transaction or in a series of transactions, must be conditioned on the buyer undertaking to make a public tender offer to acquire all shares held by the other shareholders in the Company. This public tender offer must comply with the law and with the Bovespa New Market Rules and the other shareholders must be given the same treatment as the Selling Controlling Shareholder.

Sole Paragraph – The Public Offering referred to in the caption hereof shall be further required in the event of assignment against payment of preemptive rights in the subscription of shares and other instruments or rights in connection with the securities convertible into shares, which comes to result in the disposal of the Company’s control and in the event of disposal of the control of a company holding control of the Company, in which case the controlling shareholder making the disposal shall be obliged to declare to the Bovespa the amount allotted to the Company in such disposal and to attach the documents evidencing such amount.

Article 38 – The public offering contemplated in the caption of Article 37 shall also apply in the event the acquirer of the control is anyone who already owns the Company’s shares and acquires the Company’s Control through a private share purchase agreement with the Controlling Shareholder, regardless of the number of shares involved. In this case, the acquirer shall reimburse the shareholders from whom it purchased shares on a stock exchange in the six (6) months prior to the date of the disposal of control and pay them the difference between the price paid to the controlling shareholder disposing of the shares and the amount paid on the stock exchange, as duly adjusted for inflation.

Página 14 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

Sole Paragraph – The controlling shareholder, on the occasion of any disposal of the Company’s control, shall not transfer the title to his shares while the purchaser has not executed the statement of consent from controlling shareholders referred to at the Bovespa’s New Market Agreement executed by the Company, by means of which they shall commit to comply with the rules set forth therein. Likewise, the Company’s management members shall not register any transfer of shares to the purchaser while such term is not signed. Additionally, the Company will not register any transfer of shares to the buyer or to whoever holds its control, until the latter signs the statement of consent from controlling shareholders referred to at the Bovespa’s New Market Agreement. Likewise, the Company must not file any shareholders’ agreements that provide for the exercise of control until the parties to the agreement have signed a statement of consent from controlling shareholders

CHAPTER VII

CANCELLATION OF REGISTRATION AS PUBLICLY-HELD COMPANY

Article 39 – Without prejudice to legal and regulation provisions, the cancellation of the Company’s registration as a publicly-held company with the CVM shall be preceded by a public offering for the acquisition of shares and shall have as minimum price, mandatory, the value of the Company and of its shares that comes to be determined in the appraisal report by a specialized company using the Economic Value of the shares as the criterion to calculate the fair price of the outstanding shares of the Company, pursuant to Paragraph 4, Article 4, of Law No. 6,404/76, by using an acknowledged methodology or based on another criterion that comes to be defined by the CVM.

Paragraph 1 – With due regard to the other terms of the New Market Listing Regulation of the Bovespa, these Bylaws and the legislation in force, the public offering for the cancellation of registration may also contemplate the exchange for securities of other publicly-held companies, to be accepted at the discretion of the offered party.

Paragraph 2 – The cancellation shall be preceded by an Extraordinary Shareholders Meeting that shall deliberate specifically on such cancellation.

Article 40 – In the event the appraisal report referred to in Article 39 is not ready by the time the Extraordinary Shareholders Meeting is called to approve the cancellation of the publicly-held company registration, the controlling shareholder, or shareholders group holding the control of the Company, shall inform such meeting of the maximum value per share or lot of one thousand shares at which the public offering shall be accomplished.

Paragraph 1 – The public offering shall be conditioned to the value calculated in the appraisal report referred to in Article 39 not being higher than the value disclosed by the controlling shareholder, or shareholders group that holds the Company’s control, in the meeting referred to in the caption of this Article.

Página 15 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

Paragraph 2 – In the event the value of the shares as determined in the appraisal report is higher than the value informed by the shareholder or shareholders group that holds the control, the resolution referred to in the caption hereof shall be automatically cancelled, and such fact shall be fully disclosed to the market, except if the shareholder who holds control expressly agrees to carry out a public offering at the value calculated in the appraisal report.

Article 41 – The appraisal report shall be prepared by a specialized company, with proved experience and independence as to the decision-making power of the Company, its management members and/or controlling shareholder, and shall further meet the other legal requirements. The party making the offer must pay all the costs of preparing the appraisal report

Sole Paragraph – The general meeting of shareholders has exclusive responsibility for choosing the specialized institution or company that will determine the Company’s economic value. The general meeting of shareholders will choose from among 3 (three) nominees submitted by the Board of Directors. The resolution must be passed by a majority of the votes of shareholders representing the free float who are present at the general meeting, not counting blank votes. If the general meeting of shareholders is instated on the first call, it must have a quorum of shareholders representing at least 20% (twenty per cent) of the total free float. If the meeting is instated on the second call, it can have any number of shareholders representing the free float.

CHAPTER VIII

WITHDRAWAL FROM THE NEW MARKET

Article 42 - The Company may delist from the New Market at any time, as long as the delisting has been approved at a general meeting of shareholders and has been reported in writing to Bovespa at least 30 (thirty) days in advance. The controlling shareholder, or shareholder group holding the control of the Company, must make a public offer to acquire the other shareholders’ shares either if the company’s delisting from the New Market is because of registration of its securities for trades outside the New Market, or because of a corporate reorganization whereby the resulting company does not qualify for trading its securities on the New Market. In both cases, the minimum price of the public offer must be based on the Economic Value determined according to the appraisal report referred to in Article 41 herein.

Paragraph 1 – The public offering provided herein shall abide, as applicable, by the public offering rules for cancellation of the publicly-held company registration with the CVM, governed by Articles 39, 40 and 41 above.

Paragraph 2 – Whenever the Company’s delisting from the New Market is due to cancellation of registration as a publicly-held company , a general meeting, as described in the caption of this Article, is not required.

CHAPTER IX

Página 16 de 17

CPFL ENERGIA S.A.
CNPJ No. 02.429.144/0001 -93 — NIRE No. 35 300 186 133

TRANSACTIONS WITH ASSOCIATED PARTIES

Article 43 – The Company shall disclose to the market in general, according to the regulation in force, complete information about all and any agreement executed by the Company and its affiliated and subsidiary company(ies), its management members, its controlling shareholder, and further between the Company and affiliated or subsidiary company(ies) of the management members and the controlling shareholder, as well as with other companies that integrate the same group in fact or in law with any of these persons, whenever one sole agreement or successive agreements, with or without the same purpose, in any period of one year, reach an amount equal to or higher than two hundred thousand reais (R$ 200.000,00) or an amount equal to or higher than one percent (1%) over the Company’s net worth, considering the one that is higher.

CHAPTER X

ARBITRATION

Article 44 – The Company, its controlling shareholders, senior managers and the Fiscal Council members agree to refer to arbitration any and all disputes and controversies arising out or related to, particularly regarding the enforcement, validity, effectiveness, construction, violation and related effects, of the legal provisions of Brazilian Corporation Law, these Bylaws, the rules issued by the Brazilian Monetary Council, the Central Bank of Brazil and the CVM, as well as all other rules governing capital markets in general besides those mentioned on the Bovespa’s New Market Listing Regulation, the New Market Agreement , the arbitration rules and the Market Arbitration Panel Rules.The arbitration shall be conducted by the Market Arbitration Chamber established by the Bovespa.

CHAPTER XI

FINAL PROVISIONS

Article 45 — The Company shall abide by the Shareholders Agreements, filed at its registered office, which provide for restrictions to the outstanding shares, right of first refusal in the acquisition thereof, exercise of vote, or control power, in the Shareholders Meetings and in the meetings of the Board of Directors, and shall cause (i) the depositary financial institution to annotate them in the deposit account statement furnished to the shareholder; and (ii) the Chairman of the Meeting of the Board of Directors or the presiding officers of the Shareholders Meeting, as the case may be, to refuse the validity of vote against its provisions.

Article 46 – The monetary values referred to in Articles 18 and 23 of these Bylaws are those monetary values mentioned in the Shareholders Agreement and shall be adjusted for inflation, in the beginning of each fiscal year, based on the IGP-M variation announced by Fundação Getúlio Vargas that occurred in the previous fiscal year; and in the absence thereof, by another index to be published by the same Fundação reflecting the same loss of purchase power of the national currency that occurred in the period.

Página 17 de 17